U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2016

ONCOLOGIX TECH, INC.

(Name of Small Business Issuer as Specified in Its Charter)

Nevada	0-15482	86-1006416
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1604 W. Pinhook Rd. #200

Lafayette, LA 70508

(Address of principal executive offices)

(616) 977-9933

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Registrant’s Form 10-K, any Form 10-Q or any Form 8-K of the Registrant or any other written or oral statements made by or on behalf of the Registrant may contain forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the medical device business, and the Company itself. Statements, including without limitation, those related to: future revenue, earnings, margins, growth, cash flows, operating measurements, tax rates and tax benefits; expected economic returns; projected operating results, future strength of the Company; future brand positioning; achievement of the Company vision; future marketing investments; the introduction of new lines or categories of products; future growth or success in specific countries, categories or market sectors; capital resources and market risk are forward-looking statements. In addition, words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.

Readers are cautioned not to place undue reliance on such forward-looking statements as they speak only of the Registrant’s views as of the date the statement was made. The Registrant undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 1.01 – Entry into a Material Definitive Agreement

ITEM 5.01 – Changes in Control of Registrant

Update to Series B Convertible Stock Purchase Agreement (SPA). On November 11, 2016, Oncologix Tech, Inc. ( the “Company”) issued to Diversified Innovative Marketing Enterprises, Ltd. (“DIMEVC”) a Notice of Default with a time period to Cure for breach of contract by DIMEVC of its executed Series B Convertible Stock Purchase Agreement dated August 31, 2016. DIMEVC has until November 16, 2016, to provide proof of funding and delivery of an Amendment # 1 to provide new funding dates with delivery of initial tranche money by November 23, 2016. If the SPA is terminated, the Company may seek Damages for false Representations and Warranties represented by the Purchaser.

ITEM 8.01 – Other Events

On October 26, 2015, the Company entered into a three month Secured Promissory Note with Lewis Family Group Fund LP (“Lewis Fund”) (www.lewisfamilygroup.com) a Delaware limited partnership to borrow $100,000. The note bore an interest rate of forty-eight percent (48%) and required, monthly interest payments of $4,000. In January, the due date of that note was extended to February 8, 2016 for an extension fee of $5,000.

After negotiation, on May 26, 2016, the Company, together with its Subsidiaries Amian Angels, Inc. and Esteemcare Inc., entered into a Secured Convertible Promissory Note with Lewis Fund. The new repayment amount of $140,000 included a $40,000 additional fee for this extension period. This note bears interest at twenty percent (20%), with a default interest rate of 40% and is convertible into the Company’s common stock at 70% of the average three lowest closing bid prices in the previous 20 trading days. This note is secured by the assets of the Company and its subsidiaries and is a second position to our senior secured lender’s note. Monthly interest payments of $2,333.33 were paid on the 26th of each month with the final payment of principal and interest due September 26, 2016.

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In mid-September 2016, due to the failure of obtaining the funding by DIMEVC, we requested an additional contract extension. A one month extension to October 26, 2016, was granted for an additional $5,000 extension fee which increased the note balance to $145,000. In October, prior to the due date, the Company again requested an additional extension to December 31, 2016. Lewis Fund requested an additional $15,000 in fees, of which $10,000 of these fees were to be paid in total by November 30, 2016, and $5,000 were to be added to the outstanding principal balance to increase the balance to $150,000. To date, this agreement has not been signed by the Company. We mutually have agreed to changes to this document, yet after 14 days, Lewis Fund has not delivered that revised agreement, yet implies litigation if we do not make payments on the additional $10,000 in fees. The Company has already paid $4,500 of the $10,000 fees. Copies of these agreements are attached as exhibits, including the new unexecuted extension. Since the latest extension agreement was not signed, as of November 15, 2016, the fees included added to the principal balance total $45,000 and the actual cash interest payments total $17,833.32 for a grand total of $63,833.32. The effective interest on this note, including interest paid and extension fees added to the principal balance, now is 59.41% as of November 15, 2016.

It is the Company’s belief that this lender may initiate legal action if we do not accept these new terms and deliver the cash payments, even prior to signing the agreement, which may result in forcing the Company into a Bankruptcy situation. Further, we believe this lender will look to seize the assets of the company which may shut down the Company and may lead to a failure to make payroll. We are currently seeking legal counsel regarding this matter including what defenses we may have against what we believe may be usurious interest and fees, under applicable New York State statutes, in addition to potential violations of other laws by the lender.

ITEM 9.01 – Financial Statements and Exhibits

99.1	DIVEVC Default Notice

99.2	Secured Promissory Note Dated October 26, 2015

99.3	Secured Convertible Promissory Notet Dated May 26, 2016

99.4	Convertible Note Modification dated September 22, 2016

99.5	Convertible Note Modification Dated October 26, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 15, 2016
ONCOLOGIX TECH, INC.

	By:	/s/ Roy Wayne Erwin
Roy Wayne Erwin, Chief Executive Officer

	By:	/s/ Michael A. Kramarz
Michael A. Kramarz, Chief Financial Officer,

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